Howard E. Chase to Assume Role of Chairman of the Board of Patient Safety Technologies, Inc.

Newtown, PA, January 29, 2010.  Patient Safety Technologies, Inc. (OTCBB: PSTX) announced today that Howard E. Chase will assume the role of Chairman of the Board of Directors. Mr. Chase replaces Steven H. Kane, who has resigned as Chairman in order to more fully focus his efforts on fulfilling his role as President and Chief Executive Officer of the Company.  “I am confident that Howard will provide solid leadership and direction both to the Board of Directors and to the Company.  I look forward to working with him to ensure that Patient Safety Technologies continues in its role as market leader and innovator” added Mr. Kane.

Commenting on his appointment, Mr. Chase said: "I'm very pleased to assume the role of Chairman of our Board at a moment of great opportunity for the Company and look forward to working with and supporting Mr. Kane in executing management's plan to make the adoption of our SurgiCount technology the standard of care in the world of surgery."

About Patient Safety Technologies, Inc. and SurgiCount Medical, Inc.

Patient Safety Technologies, Inc., through its wholly owned operating subsidiary SurgiCount Medical, Inc., provides the Safety-SpongeTM System, a system designed to improve the standard of patient care and reduce healthcare costs by preventing the occurrence of surgical sponges and other foreign objects from being left inside patients after surgery. RFOs are among one of the most common surgical errors.

For more information, contact SurgiCount at (951) 587-6201, or visit www.surgicountmedical.com.

Media Contact:
Steven H. Kane
Office:  (951) 587.6201
skane@surgicountmedical.com